Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199908 and No. 333-196723 on Form S-8 of our report dated July 2, 2018, relating to the financial statements of MiX Telematics Limited appearing in this Annual Report on Form 20-F of MiX Telematics Limited for the year ended March 31, 2018.

/s/ Deloitte & Touche
Registered Auditor
Johannesburg, South Africa
July 2, 2018

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients & Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *Kl Hodson Corporate Finance *TJ Brown Chairman of the Board

A full list of partners and directors is available on request *Partner and Registered Auditor